Exhibit 10.64

AdMIRx Inc.

September 8, 2017

Shelia Violette

Dear Shelia:

On behalf of AdMIRx Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1. Position. Your initial position with the Company will be Chief Scientific Officer, and you will report to the Company’s Chief Executive Officer (prior to the appointment of a Chief Executive Officer, to the Board of Directors of the Company). This is a full-time position, except that AdMIRx acknowledges that you may maintain certain of your third-party advisory relationships as set forth on Exhibit A attached hereto.

2. Start Date. Your employment will begin on a date mutually acceptable to you and the Company, but in no event later than September 8 , 2017 (the “Start Date”).

3. Salary. The Company will pay you a salary at the rate of $25,000 per month, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the discretion of the Board of Directors.

4. Bonuses. During the term of your employment with the Company, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company, the amount, terms and conditions of such annual incentive bonus (if any) to be determined at the discretion of the Board of Directors. The Board of Directors shall meet with you to establish the metrics against which your eligibility for such bonus shall be measured. Your target annual incentive bonus shall be up to 30% of your base salary, with any annual incentive bonus payable in respect of the current fiscal year being prorated from your actual start date. Payment of any annual incentive bonus shall be contingent upon you being employed by the Company as of the payment date of such annual incentive bonus.

5. Equity. We will recommend to the Board of Directors that you receive a restricted stock grant of such number of shares of common stock as equals 2.0% of the Company’s fully-diluted capitalization through the first $30 million raised in the Company’s Series A Preferred Stock financing (including the conversion of any SAFE instruments, and assuming a 10% stock option pool at such time). Such restricted stock grant will be subject to the terms and conditions of the Founder Stock Restriction Agreement (as attached hereto), including a vesting schedule that takes into account the amount raised at various points in the Series A Preferred Stock financing, and all restricted stock shares that become eligible for vesting will have a vesting commencement on the Start Date, with 25% of such restricted stock shares vesting on the first anniversary of the Start Date and the remainder of such restricted stock shares vesting thereafter in 36 equal monthly installments until the fourth anniversary of the Start Date, subject to your continued employment with the Company on such vesting date. Such restricted stock grant will be subject to the terms and conditions set forth in a Restricted Stock Agreement to be entered into between you and the

Company as a condition to the receipt of such grant. Upon an Acquisition and provided you remain employed by the Company through the Acquisition, shares of such restricted stock grant eligible for vesting will accelerate by 12 months. In the event you are terminated without Cause (as defined) or in the event you resign for Good Reason (as defined), in each case, within 12 months of an Acquisition (as defined), all unvested shares of your restricted stock grant that are eligible for vesting will vest in full. “Acquisition” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity (in a single transaction or a series of related transactions), (ii) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction), (iii) the sale, in a single transaction or series of related transactions, of all or a majority of the Company’s capital stock to an unrelated person or entity, or (iv) any other change in control transaction as determined by the Board of Directors. Notwithstanding the foregoing, a transaction (or series of related transactions) shall not constitute an Acquisition if (x) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (y) it is for bona fide equity financing purposes.

6. Benefits. At the present time, the Company does not offer medical insurance coverage or other similar benefits. You will also be entitled to participate fully in employee benefit plans that the Company provides or may establish for the benefit of its employees generally. Your participation in these plans and receipt of benefits thereunder will be subject to the plan documents governing such benefits. Currently, the Company is exploring options with respect to offering a group health insurance plan to its employees. Until such a plan is adopted, the Company will reimburse you for the cost of your COBRA premiums in an amount not to exceed $2,500 per month for heath, vision and dental insurance through expiration of your eligibility for COBRA coverage under your current plan, which is expected to take place in April 2018. The Company agrees that, upon expiration of your COBRA eligibility for your current health, vision and dental plans, the Company will provide you with health, and to the extent available, vision and dental care coverage. Notwithstanding the foregoing, you understand and agree that nothing contained herein will require the Company to establish or maintain any fringe benefits and any such benefits may be modified, amended, terminated or cancelled at any time by the Company in its sole and absolute discretion. You will also be eligible for up to 20 days of paid vacation per year which shall accrue on a prorated basis, in accordance with the Company’s vacation policy as in effect from time to time in addition to established company holidays.

7. Severance. If you are terminated by the Company without Cause or resign for Good Reason (as defined), then you will be eligible for “Severance Benefits” in the form of: (a) continuation of your base salary twelve months from the date of termination (such period, the “Salary Continuation Period”, and such payments, “Salary Continuation Payments”); (b) if elected, continuation of group health plan benefits for you and your dependents to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect at the time of your separation from service, until the earlier of (i) the date immediately following the expiration of the Salary Continuation Period; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA, and (c) shares of your restricted stock grant detailed in this Offer Letter that are eligible for vesting will accelerate by 12 months. However, this Section 7 will not apply unless you (i) have returned all Company property in your possession, and (ii) have entered into a separation agreement that will include a general release of all claims that you may have against the Company or persons affiliated with the Company. The separation agreement must be signed in the form prescribed by the Company, without alterations. You must execute and return the agreement on or before the date specified by the Company in the prescribed form (the “Agreement Deadline”). The Agreement Deadline will in no event be later than 50 days after your separation from service. If you fail to return the agreement on or before the Agreement Deadline, or if you revoke or do not comply with the agreement, then you will not be entitled to the Severance Benefits. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary Continuation Payment is considered a separate payment. For the purpose of this agreement, ‘separation from service’ is used within the meaning of Section 409A of the Code, and “Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any written agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct in the performance of your duties, (f) your continuing failure to perform assigned duties for 30 days after receiving written notification of the failure from the Board, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. For the purpose of this Offer Letter, “Good Reason” means that you have complied with the “Good Reason Process” (as defined) following the occurrence of any one of the following actions undertaken by the Company without your express prior written consent: (a) a reduction of your salary by more than 5%, except for a change in salary that affects all senior executives of the Company; (b) a material change in the nature or scope of your authority, title, power, functions, duties or responsibilities, in each case, other than in connection with an Acquisition; (c) a change of more than 50 miles of the location of the office of the Company to which you are assigned; or (d) any action or inaction by the Company that constitutes a material breach of this Agreement. “Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii)you have notified the Company in writing of the first occurrence of the Good Reason condition of which you are reasonably aware within sixty (60) days of such occurrence; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

8. Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

9. Taxes/Section 409A. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). If any payment subject to Section 409A of the Code is contingent on the delivery of a waiver and release of claims and could occur in either of two calendar years, the payment will occur in the later calendar year. The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code or an exception thereto. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A.

10. Interpretation, Amendment and Enforcement. This Offer Letter and the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company contain all of the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

AdMIRx Inc.

By:	/s/ David Grayzel
Name: David Grayzel
Title: Chairman

I have read and accept this employment offer:

/s/ Shelia Violette
Signature

Dated:	September 8, 2017